Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-196634) pertaining to the Incentive Award Plan of CareTrust REIT, Inc. and Form S-3 (No. 333-217670) of CareTrust REIT, Inc., of our reports dated February 13, 2019, with respect to the consolidated financial statements and schedules of CareTrust REIT, Inc. and the effectiveness of internal control over financial reporting of CareTrust REIT Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

Irvine, California
February 13, 2019